Exhibit 4. 14

Glycoscience for human well-being	SEIKAGAKU CORPORATION Marunouchi Center Building 6-1, Marunouchi 1-chome, Chiyoda-ku, Tokyo 100-0005, Japan Telephone:(81)3-5220-8950 Facsimile :(81)3-5220-8951

December 8, 2009

Prof. Pnina Fishman, CEO, and

Dr. Ilan Cohn, Vice Chairman

Can-Fite BioPharma, Ltd.

10 Bareket St.

Petach Tikva

Israel

Re: Confirmation

Dear Prof. Fishman and Dr. Cohn:

In order to confirm that we have a common understanding of annual payments to be made by Seikgaku Corporation (“SKK’’) to Can-Fite BioPharma, Ltd. (“Can-Fite”) on the license to CFl01 under the License Agreement entered into between Can-Fite and SKK on September 22, 2006, please confirm the following correction to Section 9.1.2 thereof:

Before:

Annual Payment. Commencing January 1, 2007 and on January 1 of each year thereafter until the earlier of (i) the filing by SKK of a New Drug Application with a Regulatory Authority in Japan for the first indication or (ii) the sixth (6th) anniversary of the Effective Date, SKK shall pay to Can-Fite the non-refundable, non-creditable amount of Five Hundred Thousand U.S. Dollars ($500,000).

After:

Annual Payment. Commencing January 1, 2007 and on January 1 of each year thereafter until the earlier of (i) the filing by SKK of a New Drug Application with a Regulatory Authority in Japan for the first indication or (ii) January 2, 2011, SKK shall pay to Can-Fite the non-refundable, non-creditable amount of Five Hundred Thousand U.S. Dollars ($500,000).

If you are in agreement with the foregoing, please sign the two (2) originals of the enclosed counterpart of this Letter Agreement and return (1) such counterpart to the undersigned, whereupon this Letter Agreement shall become a binding agreement between the undersigned and Can-Fite.

Sincerely,

Seikagaku Corporation

By:	/s/ Ken Mizutani
Name:	Ken Mizutani
Title:	President

The foregoing Letter Agreement is hereby agreed by the undersigned on and as of December        , 2009

Can-Fite BioPharma, Ltd.

By:	/s/ Pnina Fishman	By:	/s/ Ilan Cohn
Name:	Pnina Fishman, Ph.D.	Name:	Ilan Cohn, Ph.D.
Title:	CEO	Title:	Vice Chairman